Exhibit 99.1

HELIX WIND, CORP.  ADDS GENE HOFFMAN TO THE BOARD

San Diego, CA – June 17, 2009 – Helix Wind, Corp. (OTCBB:HLXW) is pleased to announce the addition of Mr. Gene Hoffman, Jr. to its Board of Directors. The appointment is effective immediately.

Gene Hoffman, Jr. is co-founder and Chairman and Chief Executive Officer of Vindicia, founded in 2003 to address the need for on demand subscription management solutions for online merchants. Prior to Vindicia, he was co-founder, President, Chief Executive Officer, and a Director of EMusic from January 1998 to June 2002. As head of EMusic, Mr. Hoffman was a highly visible advocate for the distribution of music on the Internet having been featured on the cover of Forbes Magazine and named one of the 100 most influential entrepreneurs in technology in Upside Magazine's November 2000 Elite 100. Mr. Hoffman led the acquisition of EMusic by Vivendi/Universal in June 2001. Hoffman holds a patent for his work with HTTP stream interception technology. Before founding eMusic Mr. Hoffman was Director of Business Development and Director of Interactive Marketing of Pretty Good Privacy. Mr. Hoffman joined Pretty Good Privacy after it acquired PrivNet, Inc., an Internet privacy software company, where he was co-founder, Director and Executive Vice President. He attended the University of North Carolina. Mr. Hoffman also serves on various non-profit boards.

“One of our objectives is to build a strong management team and board of directors,” said Scott Weinbrandt, Chairman & President, " The addition of Mr. Hoffman is a great step forward in this regard. We are extremely fortunate to have a person of his caliber on our team, as the knowledge and experience he brings will be of immense value to Helix Wind. We welcome and look forward to working with him as we execute on our business plan."

About Helix: Helix Wind is a global renewable energy company. Helix Wind is engaged in development, manufacturing and sale of small wind turbines designed to generate 2.0 to 4.5 kW of clean, renewable electricity. Additional information can be found at www.helixwind.com.

Safe Harbor Statement: A number of statements contained in this press release are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Act of 1995. These forward-looking statements involve a number of risks and uncertainties, including our ability to jointly develop a prototype, successfully market and sell the product, our ability to raise capital when needed and on acceptable terms and conditions, the intensity of competition and general economic factors. The actual results Helix Wind may achieve could differ materially from any forward-looking statements due to such risks and uncertainties. Helix Wind encourages the public to read the information provided here in conjunction with its most recent filings, which may be viewed at www.sec.gov.

Contact:
Scott Weinbrandt
Chairman and President
Helix Wind
1848 Commercial Street
San Diego, CA 92113
Toll Free: 877.2GOHELIX (246.4354)
Int: + 619.501.3932
Fax: + 619.330.2628
Email: media@helixwind.com

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